Exhibit 10.24

FIRST AMENDMENT

TO FIRST LIEN CREDIT AND GUARANTY AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) TO FIRST LIEN CREDIT AND GUARANTY AGREEMENT (as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”) is dated as of March 28, 2008 and is entered into by and among CHEM RX CORPORATION, a Delaware corporation (the “Borrower’’), the Subsidiaries of the Borrowerlisted on the signature pages hereto (the “Guarantors”), CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY (“CIBC”), as Administrative Agent (“Administrative Agent”) and Collateral Agent, the Lenders from time to time party thereto and CIBC WORLD MARKETS CORP., as Sole Lead Arranger and Sole Book Runner. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, the Borrower has requested that the Requisite Lenders agree to amend the definition of “Consolidated Adjusted EBITDA” in the Credit Agreement; and

WHEREAS, subject to certain conditions, the Requisite Lenders are willing to agree to such amendment relating to the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION I.	AMENDMENTS

1.         Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions in alphabetical order:

“First Amendment” means the amendment to this Agreement dated as of March 28, 2008.

“First Amendment Effective Date” means March 28, 2008, the date on which the conditions set out in Article Two of the First Amendment are waived or satisfied.

2.         The definition of “Applicable Margin” in Section 1.01 of the Credit Agreement is hereby amended by deleting the existing definition and replacing it in its entirety with the following:

“Applicable Margin” and “Applicable Revolving Commitment Fee Percentage” mean (I) prior to the First Amendment Effective Date, from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the second full Fiscal Quarter ending after the Closing Date, a percentage, per annum, equal to (i) for Revolving Loans that are Eurodollar Rate Loans, 4.00% per annum, (ii) for Revolving Loans and Swing Line Loans that are Base Rate Loans, 3.00% per annum; (iii) with respect to

Term Loans that are Eurodollar Rate Loans, 4.00% per annum, (iv) with respect to Term Loans that are Base Rate Loans, 3.00% per annum and (v) with respect to the Applicable Revolving Commitment Fee Percentage, 0.50% per annum with respect to Revolving Loans and Swing Line Loans; and (II) on and after the First Amendment Effective Date, (a) (i) with respect to Term Loans that are Eurodollar Rate Loans, 4.50% per annum, and (ii) with respect to Term Loans that are Base Rate Loans, 3.50% per annum, (b) from the First Amendment Effective Date until the date of delivery of the Compliance Certificate and the financial statements for the second full Fiscal Quarter ending after the Closing Date, a percentage, per annum, equal to (i) for Revolving Loans that are Eurodollar Rate Loans, 4.50% per annum, (ii) for Revolving Loans and Swing Line Loans that are Base Rate Loans, 3.50% per annum; and (iii) with respect to the Applicable Revolving Commitment Fee Percentage, 0.50% per annum with respect to Revolving Loans and Swing Line Loans, and (c) thereafter, with respect to Revolving Loans, Swing Line Loans and the Applicable Revolving Commitment Fee Percentage, a percentage, per annum, determined by reference to the Total Leverage Ratio in effect from time to time as set forth below:

TOTAL LEVERAGE RATIO	APPLICABLE MARGIN FOR REVOLVING LOANS (EURODOLLAR LOANS)	APPLICABLE MARGIN FOR REVOLVING LOANS (BASE RATE LOANS)	APPLICABLE REVOLVING COMMITMENT FEE PERCENTAGE
> 3.75:1.00	4.50%	3.50%	0.50%
< 3.75:1.00 > 3.00:1.00	4.25%	3.25%	0.50%
< 3.00:1.00	4.00%	3.00%	0.375%

No change in the Applicable Margin or Applicable Revolving Commitment Fee Percentage shall be effective until three (3) Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.01(d) calculating the Total Leverage Ratio. At any time the Borrower has not submitted to Administrative Agent the applicable information as and when required under Section 5.01(d), the Applicable Margin and the Applicable Revolving Commitment Fee Percentage shall be determined as if the Total Leverage Ratio were in excess of 3.75:1.00. Promptly after receipt of the applicable information under Section 5.01(d), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin and the Applicable Revolving Commitment Fee Percentage in effect from such date.

In the event that any financial statement delivered pursuant to Section 5.01 or certificate delivered pursuant to Section 5.01(d) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Applicable Revolving Commitment Fee Percentage for any period (an “Applicable Period”) than the Applicable Margin or Applicable Revolving Commitment Fee Percentage applied for such Applicable Period, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct certificate for such Applicable Period, (ii) the

Applicable Margin and the Applicable Revolving Commitment Fee Percentage shall be determined as if the Total Leverage Ratio was as set forth in the correct certificate for such Applicable Period, and (iii) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest or fees, as applicable, that would have been due and payable at such time as a result of such increased Applicable Margin or Applicable Revolving Commitment Fee Percentage for such Applicable Period.

3.         The Requisite Lenders agree that, effective as of the Closing Date, the reference to “$5,350,000” in clause (f) of the definition of “Consolidated Adjusted EBITDA” in Section 1.01 of the Credit Agreement shall be replaced with “$11,000,000”.

4.         The Requisite Lenders hereby agree that to the extent that Section 5.3(b)(2) of the Intercreditor Agreement is, or at any time in the future would be, breached solely as a direct result of the addition of the “LIBOR Floor” with respect to the Second Lien Term Loans that has been implemented by the amendments to Sections 2.19(a) and (b) of the Second Lien Credit Agreement effectuated on the date hereof, such amendments shall not constitute a breach of the Intercreditor Agreement. The Requisite Lenders hereby consent to the modification to Section 2.23(b) of the Second Lien Credit Agreement that has been effectuated on the date hereof and agree that such modification shall not constitute a breach of Section 5.3(b)(5) of the Intercreditor Agreement. The Requisite Lenders hereby authorize the Collateral Agent to the extent that it deems appropriate to execute a formal waiver to the Intercreditor Agreement with respect to the foregoing matters.

SECTION II.	CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective only upon the satisfaction of the following conditions precedent:

(a)        Administrative Agent shall have received counterpart signature pages of this Amendment duly executed by each Loan Party, Administrative Agent and the Requisite Lenders.

(b)        The Borrower and requisite lenders under the Second Lien Credit Agreement shall have executed and delivered an amendment in substantially the form attached hereto as Exhibit A hereto and such amendment shall have become effective.

(c)        The Borrower shall have paid to each Lender executing this Amendment on or prior to the First Amendment Effective Date (unless waived by any such Lender in its sole discretion), an amendment fee equal to 0.25% of the aggregate amount of such Lender’s outstanding Term Loans and Revolving Commitments.

SECTION III.	ACKNOWLEDGMENT AND CONSENT

Each Guarantor hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment and consents to the amendment of the Credit Agreement effected pursuant to this Amendment. Each Guarantor hereby confirms that each Loan Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the extent required under the Loan Documents the payment and performance of all “Obligations” under each of the Loan Documents to which it is a party (in each case as such terms are defined in the applicable Loan Document).

Each Guarantor acknowledges and agrees that any of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment.

Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Credit Agreement.

SECTION IV.	REPRESENTATIONS AND WARRANTIES

To induce Requisite Lenders to enter into this Amendment, each of the Loan Parties, jointly and severally, makes the following representations and warranties to Administrative Agent and Lenders:

(a)         The execution, delivery and performance of this Amendment by such Loan Party: (i) are within such Person’s corporate or limited liability company power, as applicable; (ii) have been duly authorized by all necessary corporate or limited liability company action; (iii) do not contravene any provision of such Person’s charter or bylaws or operating agreement, as applicable; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority by which such Person or its assets are bound, except as could not be reasonably expected to have a Material Adverse Effect; (v) do not conflict with or result in the material breach or termination of, constitute a material default under or accelerate or permit the acceleration of any performance required by, any material indenture, material mortgage, material deed of trust, material lease, material agreement or other material instrument to which such Person is a party or by which such Person or any of its property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Collateral Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except for consents or approvals that could not be reasonably expected to have a Material Adverse Effect.

(b)	This Amendment has been duly executed and delivered by or on behalf of such Loan Party.

(c)         This Amendment constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms.

(d)        After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

(e)         The representations and warranties of such Loan Party contained in the Credit Agreement and each other Loan Document shall be true and correct in all material respects on and as of the First Amendment Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true and correct in all material respects only as of such date.

SECTION V.	MISCELLANEOUS
A.	Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i) On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(ii) Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or Lender under, the Credit Agreement or any of the other Loan Documents.

B. Headings. Section and Subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

C. Waiver of Claims. The Loan Parties hereby acknowledge and agree that as of March 28, 2008, the aggregate outstanding principal amount of the Loans and Commitments are $94,500,000 plus additional interest, fees, costs and expenses (collectively, the “Outstanding Obligations”), and that such Outstanding Obligations are payable pursuant to the Credit Agreement without defense, offset, withholding, cancellation or reduction of any kind. Each of the Loan Parties hereby waives, releases, remises and forever discharges Administrative Agent, Collateral Agent, Lenders and each other Indemnitee from any and all claims, suits, actions, investigations, proceedings or demands arising out of or in connection with the Credit Agreement (collectively, “Claims”), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Loan Party ever had, now has or might hereafter have against Administrative Agent, Collateral Agent or Lenders which relates, directly or indirectly, to any acts or omissions of Administrative Agent, Collateral Agent, Lenders or any other Indemnitee on or prior to the date hereof; provided that, such Loan Party does not waive any Claim solely to the extent such Claim relates to the Administrative Agent’s, Collateral Agent’s or any Lender’s gross negligence or willful misconduct.

D. Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAW AND RULES.

E. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

[Signatures and Exhibit A are omitted.]